EXHIBIT 10.4

FORM OF AGREEMENT (AS OF MARCH 2025)

BALCHEM CORPORATION
NON-EMPLOYEE DIRECTORS RESTRICTED STOCK GRANT AGREEMENT

2017 Omnibus Incentive Plan

RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”) is made as of this __th day of _________, ________, between Balchem Corporation, a Maryland corporation (the “Company”) and ________________ (“Grantee”).

1.    Grant of Restricted Stock. Pursuant to the Company’s 2017 Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”), the Company hereby grants to Grantee _______________ (______) shares of the common stock par value six and two-thirds cents ($0.06 2/3) per share of the Company (the “Restricted Shares”), on the terms and subject to the conditions and restrictions and other provisions set forth in this Agreement and in the Plan. Any capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan. This grant of Restricted Shares is subject to Grantee’s execution and delivery to the Company of a copy of this Agreement. Grantee is not required to pay any purchase price for the Restricted Shares.

2.    Vesting of Restricted Shares. Unless they vest on an earlier date as provided in Section 4 hereof, the Restricted Shares will vest on ___________, which is one (1) year from the date first set forth above, provided that Grantee has remained a director of the Company through such vesting date.

3.    Restrictions on the Restricted Shares. Until the Restricted Shares have vested, Grantee may not sell, transfer, assign, pledge, or otherwise encumber them except as permitted in Section 6 hereof. Stock certificates representing the Restricted Shares will be registered in Grantee’s name (or Grantee will be recorded as the owner of the shares on the Company’s books) as of the date of this Agreement, but such certificates will be held by the Company on Grantee’s behalf until such shares vest. When all or a portion of the Restricted Shares vest, a certificate representing such shares (minus any shares retained to satisfy tax withholding obligations, as described in Section 10 hereof) will be delivered to Grantee (or the vesting of such shares will be duly recorded on the Company’s books) as soon as practicable. To the extent the Restricted Shares have vested, they shall be fully transferable (subject to applicable securities law requirements) and not subject to forfeiture upon cessation of being a director or otherwise. Except in circumstances where a different treatment is provided in Section 4 hereof, in the event of a termination of Grantee’s directorship with the Company for any reason, all of the Restricted Shares that have not previously vested will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. At the request of the Company, Grantee shall execute and deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares.

4.    Acceleration of Vesting. Notwithstanding the vesting date set forth in Section 2 hereof, the following vesting rules shall apply upon the following events.

        (a)    Death. In the event of Grantee’s death while a director of the Company, all Restricted Shares shall immediately vest.

(b)    Disability. If Grantee ceases to be a director of the Company by reason of his or her Disability (as such term is defined below), the number of Restricted Shares that shall vest upon such disability shall be the number of whole shares equal to the product of (A) 1/12th of the total number of Restricted Shares subject to this Grant and (B) the number of full months Grantee has served on the Company’s Board of Directors from the date of this Agreement to the date of Grantee’s Disability; and all Restricted Shares not so vested shall be immediately forfeited. For the purposes of this Agreement, the term “Disability” shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

        (c)    Retirement/Resignation from Board of Directors. In the event Grantee ceases to be a member of the Board of Directors of the Company prior to the date of vesting of the Restricted Shares other than by reason of his/her death, Disability or change in control under this Section 4, all of Grantee’s Restricted Shares will be forfeited.

        (d)    Change in Control. The treatment of the Restricted Shares in the event of a Change in Control (as defined in the Plan), shall be governed by the terms of the Plan.

        (e)    Committee Discretion. The Committee shall have absolute discretion to determine the date and circumstances of Grantee’s cessation as a director of the Company or of the occurrence of Disability or a Change in Control, and its determination shall be final, conclusive and binding. The Committee, in its sole discretion, may accelerate the vesting of Restricted Shares, in whole or in part, based on service, performance, and/or such other factors or criteria as the Committee may determine, subject to the minimum vesting restrictions as set forth in the Plan.

    5.    Voting and Dividends. Grantee shall have the right to vote the Restricted Shares and to receive dividends with respect to the Restricted Shares equal to the dividends paid on the Stock. If any dividend is declared and paid in cash, such cash dividend will be accrued without interest until, and will be paid within thirty (30) days following the date that, the restrictions applicable to such Restricted Shares lapse, or will be forfeited at such time as such Restricted Shares are forfeited. If any dividend is declared and paid by the Company in a form other than cash, such non-cash dividend shall be subject to the same vesting schedule, forfeiture terms and other restrictions as are applicable to the Restricted Shares with respect to which the dividends were paid. Any dividends received or accrued by Grantee applicable to the Restricted Shares granted hereunder shall be forfeited and, if applicable, returned to the Company in the event the Restricted Shares do not vest in accordance with Section 2 above.

6.    Permitted Transfers. The following transactions shall be exempt from the restrictions on transfer set forth in Section 3 hereof:

(a)    Grantee’s transfer of any or all of the Restricted Shares either during his/her lifetime or on death by will or intestacy to his/her immediate family or to a trust the beneficiaries of which are exclusively one or more of Grantee and a member or members of Grantee’s immediate family, except any such transfers made pursuant to any divorce or separation proceedings or settlement (for purposes hereof, the term “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of Grantee making the transfer); or

(b)    a transfer of Restricted Shares to the guardian or conservator of Grantee; provided, however, that in any such case, the transferee or other recipient shall receive and hold such Restricted Shares subject to the provisions of this Agreement and there shall be no further transfer of such Restricted Shares except in accordance with this Agreement.

No transfer pursuant to this Section 6 shall be effective, and the Company shall not be required to recognize any transferee of Restricted Shares hereunder as a stockholder of the Company, unless and until the transferee agrees in writing to be bound by the provisions of this Agreement.

7.    Restrictive Legend.    At the discretion of the Company, all certificates (electronic or otherwise) representing Restricted Shares owned by Grantee shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws or under any applicable shareholders agreement:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND RESTRICTIONS ON TRANSFER AS SET FORTH IN A CERTAIN RESTRICTED STOCK GRANT AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THIS CERTIFICATE (OR HIS/HER PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE CORPORATION.

8.    Adjustments for Stock Splits, Stock Dividends, etc.     In the event of any stock split-up, stock dividend, stock distribution or other reclassification of the stock of the Company, any and all new, substituted or additional securities to which Grantee is entitled by reason of his or her ownership of the Restricted Shares shall be automatically subject to the same vesting schedule, forfeiture terms and other restrictions in the same manner and to the same extent as the Restricted Shares.

9.    Section 83(b) Election. Grantee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), unless Grantee files an election under Section 83(b) of the Code, Grantee will recognize ordinary compensation income on the date the Restricted Shares are no longer subject to a substantial risk of forfeiture (which is generally the date such shares vest) in an amount equal to the fair market value of the Restricted Shares on that date. Grantee may, however, elect to recognize income with respect to some or all of the Restricted Shares as of the date of grant of such Restricted Shares in an amount equal to the fair market value of the Restricted Shares on that date (without any discount for the transfer and forfeiture restrictions on the Restricted Shares). In order to make this election, Grantee must file an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the date of grant of the Restricted Shares. Grantee also understands that if he or she makes a Section 83(b) election and subsequently forfeits some or all of the Restricted Shares that were subject to the election, he or she will not be able to claim a deduction or capital loss with respect to the forfeited shares. Grantee also understands that cash dividends accrued on the Restricted Shares (prior to vesting) will be taxable as ordinary compensation income when received if Grantee did not make a Section 83(b) election, and will be taxable as dividend income if Grantee made a Section 83(b) election; and that non-cash dividends on the Restricted Shares generally will be taxable as ordinary compensation income at the same time as the Restricted Shares to which such dividends relate if Grantee did not make a Section 83(b) election, or treated as dividend income when received if Grantee made a Section 83(b) election. Grantee acknowledges that it is Grantee’s sole responsibility, and not the Company’s, to file a timely election under Section 83(b) if he or she chooses to do so. Grantee is relying solely on Grantee’s advisors with respect to the decision as to whether or not to file a Section 83(b) election. Grantee also agrees to provide the Company with a copy of the Section 83(b) election if one is filed.

10.    Withholding.    The Company shall have the right to deduct from payments of any kind otherwise due to Grantee, including shares otherwise deliverable upon the vesting of the Restricted Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to any of the Restricted Shares issued hereunder.

11.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

12.    Amendment. No provision of this Agreement shall be amended, either generally or in any particular instance, except in a writing signed by the Company and Grantee.

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, and permitted transferees. No transfer of any of the Restricted Shares shall be effective unless the transferee first agrees in writing to all of the terms hereof.

14.    No Rights to Employment. Nothing contained in this Agreement or the Plan shall be construed as giving Grantee any right to be retained, in any position, as a director or employee of, or consultant or advisor to, the Company.

15.    Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery, delivery by Federal Express or other recognized overnight delivery service or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, if to the Company at its executive offices and if to Grantee at the address shown beneath his or her signature to this Agreement, or in either case at such other address or addresses as either party shall designate to the other in accordance with this Section.

16.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

17.    Entire Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

18.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles. The Company and Grantee hereby (a) agree that any action, suit or other proceeding arising out of or based upon this Agreement shall be brought in the courts of the State of Maryland or any federal court located in such state, and (b) irrevocably consent and submit to the exclusive jurisdiction of such courts for the purpose of any such action, suit or proceeding.

    19.    Terms of Plan Control. The Restricted Shares are issued pursuant to the provisions of the Plan, a copy of which has been furnished to Grantee, and are subject to the Plan in all respects. Nothing contained in this Agreement shall in any way be deemed to alter or modify the provisions of the Plan and no act of the Company or its directors, officers or employees shall be deemed to be a waiver or modification of any provision of the Plan. The provisions of the Plan shall in all respects govern this Agreement. The Committee shall have authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan and this Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan and this Agreement; and to make all other determinations deemed necessary or advisable for the administration of the Plan or this Agreement. The Committee’s determination on the foregoing matters shall be conclusive.

20.    Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of Section 409A, this Agreement shall be interpreted and amended in order to meet such Section 409A requirements. Notwithstanding anything contained in this Agreement or in any amendments hereto to the contrary, it is the intent of the Company to have the Plan interpreted and construed to comply with, or be exempt from, any and all provisions of Section 409A including any subsequent amendments, rulings or interpretations from appropriate governmental agencies.
21.    Data Privacy.
(a) Data Collection and Usage. The Company may collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Shares granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its address at 5 Paragon Drive, Montvale, New Jersey 07645, acts as the data controller in respect of such Data and may be contacted at DataPrivacy@balchem.com.

For Grantees in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”), the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, for the Company’s legitimate interests to manage and administer Grantee's participation in the Plan.

(b)    Data Disclosures. The Company transfers Data to service providers which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. Grantee may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service providers, with such agreement (where applicable) being a condition to the ability to participate in the Plan. The Company may also share Data: with its affiliates: with other businesses in connection with a substantial corporate transaction (such as a sale, merger, consolidation, initial public offering, or in the unlikely event of bankruptcy); in response to a subpoena, court order, legal process, law enforcement request, legal claim or government inquiry; to protect and defend the rights, interests, safety, and security of the Company, Grantee, or others; or for any other purposes disclosed to the Grantee at the time the Company collects the Data. The Company does not sell Data or share Data for cross-context behavioral / targeted advertising purposes.

(c)    International Data Transfers. The Company and its service providers are based in the United States, and Data may be transferred to the United States to administer the Plan as a result. Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States, and the Company complies with applicable laws that may place certain restrictions on such transfers.

For Grantees in the EEA+, the Company implements appropriate safeguards in accordance with applicable law to ensure the protection of Data outside of the EEA+, including by implementing standard contractual clauses, for which Grantees based in the EEA+ may request a copy.

(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and for archiving, back-up and deletion processes. This may extend beyond Grantee’s period of service as member of the Board.

(e)    Data Subject Rights. Depending on where Grantee is based, and subject to applicable exceptions or exemptions, Grantee may have rights to access, correct, delete, restrict processing, or port their Data and lodge complaints with competent authorities in Grantee’s jurisdiction. Grantee or Grantee’s authorized agent may contact the Company at DataPrivacy@balchem.com to exercise such rights where applicable.

22.    Compensation Recovery. The Restricted Shares shall be subject to the provisions of any applicable compensation recovery policy contained in the Plan or implemented by the Company, including without limitation any compensation recovery policy adopted to comply with the requirements of applicable law, to the extent set forth in such compensation recovery policy.
23. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Shares or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means. By accepting this grant of Restricted Shares, whether electronically or otherwise, Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through acceptance of terms and conditions.
24.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BALCHEM CORPORATION

By: ________________________________
Theodore L. Harris
Chairman, President and CEO

GRANTEE:

___________________________________
                        (Signature)

Print Name: ____________________________________

Appendix
to

Balchem Corporation
Restricted Stock Grant Agreement

Country-Specific Terms and Conditions

This Appendix includes special terms and conditions applicable to Grantee if Grantee primarily resides in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement. If Grantee is a citizen or resident of a country other than the one in which he or she is currently primarily working, or if Grantee transfers primary employment or residency to another country after the Restricted Shares is granted, the Company, in its discretion but subject to applicable laws, will determine the extent to which the terms and conditions set forth in this Appendix will apply to the Grantee.

This Appendix also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which Grantee should be aware with respect to his or her participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Shares vests or the shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to Grantee’s particular situation. The Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently primarily working, or if Grantee transfers employment or residency to another country after the Restricted Shares are granted, the information contained herein may not be applicable to Grantee.

France

Restricted Shares Not Tax-Qualified. The Restricted Shares are not intended to be French tax-qualified.

Language Consent. In accepting the Restricted Shares, Grantee confirms having read and understood the documents relating to the Restricted Shares (the Plan and the Award Agreement including this Appendix), which were provided in English. Grantee accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Grantee confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan, le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Grantee accepte les termes de ces documents en conséquence.

Foreign Asset/Account Reporting Information. Grantee is required to report any shares and foreign bank accounts, including accounts closed during the tax year, to the French tax authorities when filing his or her annual tax return on form Cerfa number 3916. This also applies to foreign accounts holding the allocated shares.

Netherlands

Language Consent. In accepting the Restricted Shares, Grantee confirms having read and understood the documents relating to the Restricted Shares (the Plan and the Award Agreement including this Appendix), which were provided in English. Grantee accepts the terms of those documents accordingly.

Instemming taal. Met het accepteren van de voorwaardelijk toegekende aandelen (RSU’s), bevestigt de Deelnemer dat hij/zij de documenten met betrekking tot de voorwaardelijk toegekende aandelen (RSU’s) (het Plan en de toekenningsovereenkomst inclusief deze Bijlage), die in het Engels zijn opgesteld, heeft gelezen en begrepen. De deelnemer aanvaardt de voorwaarden van deze documenten dienovereenkomstig.